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                                  TABLE OF CONTENTS


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                                                                            ----

1.  DEFINITIONS.............................................................  2

2.  VINEYARD DEVELOPMENT....................................................  4
    2.1     Redevelopment of Development Property...........................  4
    2.2     Development Costs...............................................  5

3.  DEVELOPMENT FINANCING...................................................  5
    3.1     Development Loan................................................  5
    3.2     Letter of Credit................................................  6
    3.3     Repayment of Development Costs..................................  6
    3.4     Draws Under Letter of Credit....................................  6
    3.5     Prepayment......................................................  7
    3.6     Lender Notices, Etc.............................................  7
    3.7     No Modification.................................................  7

4.  MANAGEMENT OF PROPERTIES................................................  7
    4.1     Engagement of Scheid............................................  7
    4.2     Duties and Responsibilities of Scheid...........................  8
    4.3     Authority of Manager............................................  9
    4.4     Scheid to Consult with Heublein.................................  9
    4.5     Emergencies.....................................................  9
    4.6     Plan and Budget Submitted by Scheid.............................  9
    4.7     The Plan........................................................ 10
    4.8     The Budget...................................................... 10
    4.9     Performance of Obligations in Accordance with Plan and Budget... 11
    4.10    Reports by Scheid............................................... 11
    4.11    Use of Heublein-Owned Residences by Scheid...................... 12

5.  EXPENSE STATEMENTS AND PAYMENTS......................................... 12
    5.1     Reimbursement of Farming Costs.................................. 12
    5.2     Monthly Requirement............................................. 12

6.  ACCESS TO INFORMATION................................................... 13
    6.1     What Scheid Must Make Available to Heublein..................... 13

7.  HAZARDOUS MATERIALS..................................................... 14
    7.1     Use of Chemical, Fertilizers, Etc............................... 14
    7.2     Hazardous Materials............................................. 14
    7.3     Environmental Notices........................................... 15

8.  TAXES................................................................... 15
    8.1     Real Property Taxes............................................. 15
    8.2     Reimbursement for Improvements.................................. 15

9.  LIENS; DEVELOPMENT LOAN................................................. 15
    9.1     Liens........................................................... 15
    9.2     Postings........................................................ 16
    9.3     Development Loan................................................ 16

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10. TERM AND TERMINATION..................................................... 16
    10.1    Term............................................................ 16
    10.2    Early Termination by Heublein Without Cause..................... 17
    10.3    Termination..................................................... 17
    10.4    Termination Upon Sale, Etc...................................... 18
    10.5    Obligations Upon Termination.................................... 19

11. HAZARDS OF FARMING...................................................... 19

12. INSURANCE............................................................... 20
    12.1    Scheid to Provide Insurance..................................... 20
            A.   Casualty................................................... 20
            B.   Liability.................................................. 20
            C.   Worker's Compensation...................................... 20
    12.2    General Requirements............................................ 21
            A.   Conduct of Scheid.......................................... 21
            B.   Policy Provisions.......................................... 21
            C.   Insurance Certificates..................................... 21

13. INDEMNITY............................................................... 21

14. FEES.................................................................... 21
    14.1    Management Fee.................................................. 22
    14.2    Financing Fee................................................... 22
    14.3    Construction Fee................................................ 22
    14.4    Termination Fee................................................. 22

15. MISCELLANEOUS........................................................... 23
    15.1    Assignment...................................................... 23
    15.2    Compliance with Legal Requirements.............................. 25
    15.3    Restrictions on Scheid.......................................... 25
    15.4    Interpretation.................................................. 25
    15.5    Labor and Equipment............................................. 25
    15.6    Sole Agricultural Employer...................................... 25
    15.7    Engagement of Others............................................ 26
    15.8    Delivery of Statements, Notices, Etc............................ 26
    15.9    Arbitration of Disputes......................................... 27
    15.10   Attorneys' Fees and Costs....................................... 27
    15.11   Relationship of the Parties..................................... 28
    15.12   Severability.................................................... 28
    15.13   Governing Law................................................... 28
    15.14   Survival of Covenants........................................... 28
    15.15   Access by Heublein.............................................. 28
    15.16   Waiver.......................................................... 28
    15.17   Entire Agreement and Modification............................... 28

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EXHIBITS
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EXHIBIT A-1   DESCRIPTION OF DEVELOPMENT PROPERTY
EXHIBIT A-2   DESCRIPTION OF SOUTH HART RANCH
EXHIBIT A-3   DESCRIPTION OF SAGE RANCH
EXHIBIT A-4   DESCRIPTION OF MURPHY RANCH
EXHIBIT B     DEVELOPMENT PLAN
EXHIBIT C     BUDGET FOR 1996 - MANAGED PROPERTIES
EXHIBIT D     BUDGET FOR 1996 - DEVELOPMENT PROPERTY
EXHIBIT E     INDIRECT COSTS
EXHIBIT F     FORM OF LETTER OF CREDIT
EXHIBIT G     FORM OF BUDGET RECONCILIATION

                    VINEYARD DEVELOPMENT AND MANAGEMENT AGREEMENT


    THIS VINEYARD DEVELOPMENT AND MANAGEMENT AGREEMENT (the "Agreement") is entered into to be effective as of December 1, 1995 by and between HEUBLEIN, INC., a Connecticut corporation ("Heublein") and SCHEID VINEYARDS AND MANAGEMENT CO., a California corporation ("Scheid").


                                       RECITALS

    A. Heublein is the owner of that certain property consisting of approximately 414.56 acres located in San Benito County, California and more specifically described in EXHIBIT A-1 hereto (the "Development Property").

    B. Heublein also owns those properties more specifically described in EXHIBIT A-2 and EXHIBIT A-3 attached hereto and commonly known as the "South Hart Ranch" (consisting of approximately 10.82 acres) and the "Sage Ranch" (consisting of approximately 132.22 acres), and Heublein leases that certain property more specifically described in EXHIBIT A-4 attached hereto and commonly known as the "Murphy Ranch" (consisting of approximately 54.23 acres). The properties described in EXHIBITS A-2, A-3 and A-4 (other than the approximately 138 farmable acres on the South Hart Ranch that are leased to a third party (as designated on EXHIBIT A-2) are referred to herein as the "Managed Properties."

    C. Heublein desires to engage Scheid for the purpose of (i) redeveloping the Development Property as a vineyard and managing and farming the same, and
(ii) managing and farming the Managed Properties.

    D. The cost of developing the Development Property will be financed by Scheid through the Development Loan (as defined herein), and the parties wish to set forth certain understandings and agreements relating to the Development Loan.


                                      AGREEMENT

    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    1.   DEFINITIONS

         In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meaning ascribed to them below:

         "Affiliate" - Any Person that directly or indirectly controls, is controlled by, or is under common control with a specified Person.

         "Budget" - The yearly budget required to be provided by Scheid to Heublein pursuant to Section 4.6.

         "Budget Reconciliation" - As defined in Section 5.2.

         "Construction Fee" - As defined in Section 14.3.

         "Damages" - Any loss, liability, claim, damage, injury, expense (including costs of investigation and defense and reasonable attorneys' fees and costs) or diminution of value, whether or not involving a third-party claim, but excluding consequential and exemplary damages.

         "Development Costs" - All of the costs set forth in the Development Plan attached hereto as EXHIBIT B and incurred by Scheid in redeveloping the Development Property pursuant to such Development Plan and an approved Budget.

         "Development Loan" - The credit facility obtained by Scheid from the Lender pursuant to which the Lender has agreed to lend to Scheid up to $5,600,000 for the redevelopment of the Development Property.

         "Development Loan Advance" - As defined in Section 3.1.

         "Development Loan Documents" - All of the documents and instruments executed and delivered by Scheid (and/or any of its Affiliates) in connection with the Development Loan.

         "Development Loan Repayment Schedule" - The schedule set forth in the Development Loan Documents for repaying the Development Loan.

         "Development Plan" - The plan for the redevelopment of the Development Property which is attached as EXHIBIT B.

         "Direct Farming Costs" - Those farming costs which are described in
Section 4.8.

         "Environmental Law" - Legal Requirements designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the environment or public health and safety.

         "Farmed Acreage" - That portion of the Properties designated by Heublein which is actually farmed as a winegrape vineyard by Scheid for a particular period, as such portion may be adjusted pursuant to Section 4.1 and/or Section 10.4.

         "Farming Costs" - Collectively, the Direct Farming Costs and the Indirect Farming Costs.

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         "Farming Year" - The twelve month period beginning on December 1 of each year and ending on the following November 30th.

         "Financing Fee" - The fee to be paid by Heublein to Scheid pursuant to
Section 14.2 in consideration for Scheid's taking down the Development Loan.

         "Hazardous Materials" - Any substance that is, at any time, listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, or toxic, or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "Indirect Farming Costs" - As defined in Section 4.8.

         "Legal Requirement" - Any federal, state, local, municipal or other law, ordinance, regulation or statute.

         "Lender" - Sanwa Bank California, or any successor to or participant with such lender.

         "Letter of Credit" - The standby letter of credit to be provided by Heublein to the Lender pursuant to Section 3.2, or any renewals or replacements thereof.

         "Lien" - Any charge, claim, equitable interest, lien, encumbrance, mortgage, security interest or restriction of any kind, other than any mechanic's, materialman's, construction or contractor's lien for construction in progress or other similar statutory lien provided that such lien does not secure amounts past due or otherwise in default.

         "Management Fee" - The fee to be paid by Heublein to Scheid pursuant to Section 14.1 for managing the Properties pursuant to this Agreement.

         "Murphy Lease" - That certain Lease between Norman E. Murphy and Jewel Murphy, as lessors, and Heublein, as lessee, covering the Murphy Ranch.

         "Person" - Any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or governmental body.

         "Plan" - The yearly plan to be submitted by Scheid to Heublein for each Farming Year pursuant to Section 4.6.

         "Properties" - Collectively, the Development Property and the Managed Properties.

         "Other Party" - As defined in Section 10.3.

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         "Related Parties" - With respect to a specified party, such party's agents, representatives, employees, contractors, officers, directors, shareholders, licensees, and Affiliates.

         "Report" - The reports to be submitted by Scheid to Heublein pursuant to Section 4.10.

         "Term" - The term of this Agreement as described in Section 10.

         "Terminating Party" - As defined in Section 10.3.

         "Termination Fee" - The fee to be paid by Heublein to Scheid pursuant to Section 14.4 in the event Heublein determines to terminate this Agreement in accordance with the provisions of Section 10.2 or this Agreement is terminated, in whole or in part, pursuant to Section 10.4.

         "Vineyards" - All of the winegrape vineyards now or hereafter located on the Properties.

    2.   VINEYARD DEVELOPMENT

         2.1 REDEVELOPMENT OF DEVELOPMENT PROPERTY. Heublein hereby engages Scheid as an independent contractor to redevelop the Development Property as a winegrape vineyard. Such redevelopment shall be conducted in accordance with, and Scheid agrees to comply with the requirements and take the actions with respect to the Development Property which are set forth in, the Development Plan attached hereto as EXHIBIT B. All redevelopment undertaken by or on behalf of Scheid with respect to the Development Property, or any portion thereof, shall be undertaken in compliance with each of the following provisions:

                (i) all such redevelopment shall be conducted in a good and workmanlike manner and in compliance with all applicable Legal Requirements;

               (ii) in connection with such redevelopment, Scheid shall not cause or permit the Development Property, or any grapevines or other improvements thereon, to become subject to any Liens of any nature whatsoever;

              (iii) Scheid shall obtain any and all material permits, and approvals required by applicable Legal Requirements and shall comply in all material respects with all such permits and approvals;

               (iv) Upon expiration or termination of this Agreement (or at such earlier time as Heublein may request) Scheid shall assign to Heublein all warranties received from subcontractors, suppliers or others providing services or materials relating to the redevelopment; and

                (v) Scheid shall otherwise follow such reasonable instructions as Heublein may provide from time to time relating to the redevelopment.

         2.2 DEVELOPMENT COSTS. All of the Development Costs incurred in connection with the redevelopment of the Development Property shall be borne and paid by Scheid; provided, however, that Scheid shall not be required to expend funds in connection with the Development Plan in excess of the amounts advanced from time to time under the Development Loan and any amounts otherwise advanced by Heublein at its option (collectively, the "Available Funds"). Heublein will provide reimbursement to Scheid in the amounts and in the manner described in
Section 3.3. Scheid shall use its reasonable efforts to obtain such advances from the Lender in accordance with the Development Plan. In the event that for any reason (other than a breach of or default under this Agreement or the Development Loan Documents by Scheid which breach or default results in the use or application of Available Funds for a purpose not permitted under this Agreement), the Available Funds shall be insufficient to complete the Development Plan, Scheid's duties with respect to the redevelopment shall be limited to the completion of so much of the Development Plan as may be practicable with such Available Funds.

    3.   DEVELOPMENT FINANCING

         3.1 DEVELOPMENT LOAN. Concurrently with the execution and delivery of this Agreement, Scheid is executing and delivering the Development Loan Documents, pursuant to which the Lender is agreeing to provide the Development Loan to Scheid for the purpose of redeveloping the Development Property pursuant to the Development Plan. The Development Loan will be funded by Lender in installments (each, a "Development Loan Advance") as such redevelopment proceeds, as provided in the Development Loan Documents. Scheid agrees to comply with all of the provisions of the Development Loan Documents and all other requirements of the Lender imposed in connection with the Development Loan. Without limiting the foregoing, Scheid specifically agrees that all Development Loan Advances shall be taken down substantially in accordance with Schedule B-1 attached to the Development Plan and shall be used solely to pay the Development Costs for the redevelopment of the Development Property in the manner provided in the Development Plan and in amounts consistent with applicable approved Budgets as described in Sections 4.6 and 4.8. It is acknowledged and understood that the redevelopment is subject to many variables (including weather) which may cause timing differences from month to month from the projections set forth in the Budgets. The aggregate of all Development Loan Advances over the term of the redevelopment shall not exceed the amount shown on Schedule B-1 attached to the Development Plan unless Heublein otherwise expressly agrees in writing.

         3.2 LETTER OF CREDIT. In order to facilitate the making of the Development Loan by the Lender, Heublein has provided to the Lender a standby letter of credit substantially in the form of Exhibit F attached hereto (which letter of credit, or any modifications, renewals or replacements thereof, is referred to herein as the "Letter of Credit"). So long as an event of default under or relating to this Agreement has not occurred with respect to Scheid and until the Development Loan has been repaid in full, Heublein shall cause the Letter of Credit to remain in effect, with the amount of the Letter of Credit at any time to be not less than the unpaid and outstanding balance of the Development Loan.

         3.3 REPAYMENT OF DEVELOPMENT COSTS. In consideration for Scheid's redeveloping the Development Property in the manner provided in this Agreement, and subject to the provisions of Section 3.4, Heublein shall pay to Scheid an amount (the "Repayment Amount") equal to the aggregate principal amount borrowed under the Development Loan (the "Principal Amount") and all interest accrued
thereon (but excluding the loan fee in the amount of $[    ]* payable to the
Lender upon execution of the Development Loan Documents and interest amounts accrued and payable with respect thereto prior to January 5, 1999, which amounts are payable from the proceeds of the Development Loan and are or will be included in applicable Budgets); PROVIDED, HOWEVER, that in no event will the
Principal Amount exceed $[      ]* plus accrued interest unless Heublein
otherwise expressly agrees in writing. The Repayment Amount shall be paid to Scheid as follows: (a) in quarterly installments commencing January 5, 1999, with each such installment to be in an amount equal to the corresponding interest owing for each such quarter by Scheid to the Lender under the Development Loan Documents, and (b) in ten yearly installments commencing January 5, 2000, with each such installment to be in an amount equal to the corresponding installment of principal owing for each such year by Scheid to the Lender under the Development Loan Documents. All Repayment Amount installments (and all other payments and prepayments of the Repayment Amount) paid by Heublein shall be applied by Scheid to amounts then owing under the Development Loan and shall not be used for any other purpose whatsoever. Scheid hereby irrevocably authorizes Heublein to pay all Repayment Amount installments (and all other payments and prepayments of the Repayment Amount) to such account or accounts as the Lender may specify and Heublein may approve, to be applied to the Development Loan.

         3.4 DRAWS UNDER LETTER OF CREDIT. In the event that the Lender at any time draws any amount under the Letter of Credit, such draw amount shall be automatically credited to the installments of the Repayment Amount otherwise required to be paid by Heublein pursuant to Section 3.3, in the order in which such payments are due. In the event the entire face amount of the Letter of Credit is drawn by the Lender and the Development Loan is repaid in full, the Repayment Amount shall be deemed fully paid and satisfied, and Heublein shall have no further obligations with respect thereto.

--------------------
*   Confidential Treatment Requested for Redacted Portion.

         3.5 PREPAYMENT. Except to the extent that Heublein prepays the Repayment Amount, Scheid shall not prepay any amounts owing under the Development Loan without the prior written consent of Heublein. Heublein shall have the right to prepay all or any portion of the Repayment Amount at any time and from time to time, and all such prepayments shall be applied and paid in the manner described in Section 3.3. Except to the extent that Heublein shall have consented to any fixed interest rate option pursuant to Section 3.7, no prepayment charge or penalty shall be payable by Heublein in connection with any such prepayment.

         3.6 LENDER NOTICES, ETC. Scheid shall provide to Heublein promptly (and in any event no later than five business days after the same are received by Scheid or any of Scheid's Related Parties) a copy of all notices, reports, statements, and demands received at any time by Scheid from the Lender, including without limitation all notices of default or delinquency. Scheid shall otherwise keep Heublein reasonably informed as to the status of the Development Loan and all significant developments that hereafter occur with respect to the Development Loan and/or the repayment thereof.

         3.7 NO MODIFICATION. Scheid shall not cause or permit the Development Loan Documents or the terms of the Development Loan to be amended, supplemented or otherwise revised in any respect without the prior written consent of Heublein. Scheid shall not elect any fixed interest rate option under the Development Loan Documents without the prior written consent of Heublein.

    4.   MANAGEMENT OF PROPERTIES

         4.1 ENGAGEMENT OF SCHEID. On the terms and conditions set forth in this Agreement, Heublein hereby engages Scheid as an independent contractor to farm and manage the Properties and Scheid hereby accepts such engagement. In addition to Heublein's rights under Section 10.4, the Farmed Acreage to be farmed and managed by Scheid under this Agreement may be increased or decreased at Heublein's option on any December 1st during the term of this Agreement, so long as at least 30 days notice is given to Scheid. Scheid shall not be required to farm and manage the Properties as its sole and exclusive function, and it retains the right to have other business interests and may engage in other activities, including but not limited to performance of farm management services for itself and for clients other than Heublein, whether or not in conflict with the business interests and activities of Heublein.

         4.2 DUTIES AND RESPONSIBILITIES OF SCHEID. In farming and managing the Properties, Scheid agrees to perform or cause to be performed in a good and farmerlike manner and otherwise in a timely, efficient and economical manner all acts and services which reasonably may be necessary or desirable in order to ensure that the Properties are cared for, maintained and operated as winegrape vineyards. Scheid hereby represents and warrants that it has, or will obtain, all necessary licenses and permits to perform all services and tasks envisioned under this Agreement. In performing its duties and obligations hereunder, Scheid shall:

                 (i) prepare for planting and plant such winegrape varieties as set forth in the Development Plan or as may be agreed upon by Heublein and Scheid from time to time;

                (ii) prune, thin and cultivate the Vineyards located on the Properties;

               (iii)    irrigate and fertilize such Vineyards;

                (iv)    control weeds, diseases and pests in such Vineyards;

                 (v) care for and maintain wells, pumps, pipelines, irrigation systems and other improvements on the Properties;

                (vi) control the use of any Heublein irrigation system that is shared with any third party or parties so that all electrical charges incurred by such third party or parties are accounted for and reported to Heublein in a timely manner;

               (vii) operate in a timely manner all frost protection and cooling systems now or hereafter located on the Properties;

              (viii) harvest the grapes grown on the Properties by hand or by machine (as designated by Heublein) and deliver them to such point of delivery as Heublein shall designate;

                (ix) conduct its activities in a manner consistent with, and not in violation of, the provisions of the Murphy Lease; and

                 (x) provide labor, machinery, equipment and materials reasonably required or useful to manage the Properties to accomplish the foregoing.

         4.3 AUTHORITY OF MANAGER. Scheid shall have general power and authority to perform its duties and obligations hereunder, and to act in all matters relating to or concerning the care, maintenance and operation of the Properties as winegrape vineyards. However, except as expressly otherwise provided in this Agreement or in the Development Plan, Scheid shall not, and shall have no authority to, create any liabilities or obligation, on the part of Heublein or any of Heublein's Related Parties.

         4.4 SCHEID TO CONSULT WITH HEUBLEIN. Scheid agrees to keep Heublein or Heublein's designated agent fully advised on at least a monthly basis, and in any event at such time as the circumstances reasonably require, of the progress of the Vineyards and of all significant actions taken by Scheid to date during the Farming Year in question. Scheid specifically agrees to advise Heublein or Heublein's designated agent of all events which materially adversely affect the growth or development of the Vineyards and/or the amount or quality of the winegrapes produced and harvested therefrom. To this end, Scheid agrees to consult with Heublein or Heublein's designated agent as to any major decisions which are not specifically included in the applicable Plan or Budget as described in Section 4.6, and which may arise with respect to the Vineyards, and to obtain the written consent of Heublein or of Heublein's designated agent prior to making and implementing any such decision.

         4.5 EMERGENCIES. Notwithstanding the fact that Scheid may be required to obtain the consent of Heublein or Heublein's designated agent under this Agreement before taking certain actions, in the event emergency circumstances arise with respect to the Vineyards which would require prompt action on the part of a reasonably prudent vineyard farmer, and in the event time does not reasonably permit the obtaining of any required consent hereunder or such consent otherwise is not reasonably obtainable, Scheid may take all actions which under the circumstances would be taken by a reasonably prudent vineyard farmer to prevent or mitigate damage, and any such actions shall be taken in accordance with the standards set forth herein.

         4.6 PLAN AND BUDGET SUBMITTED BY SCHEID. On or before December 31 of each year during the term of this Agreement, Scheid agrees to submit to Heublein a written plan (the "Plan") and budget (the "Budget") covering work reasonably anticipated to be performed by Scheid under or relating to this Agreement for that Farming Year, including, without limitation work reasonably anticipated to be performed and expenses reasonably anticipated to be incurred in connection with the redevelopment of the Development Property. Representatives of Scheid and Heublein will meet to discuss, revise (if necessary) and approve the Plan and Budget within ten (10) days following its submission by Scheid to Heublein. The parties agree that Heublein shall have the final word in approval of each Plan and Budget. Attached as EXHIBIT C is the Budget for the Managed Properties for the period December 1, 1995 through November 30, 1996, which has been approved by Heublein. The parties agree that this 1996 Budget, in the amount of $635,300, is a maximum Budget for the Managed Properties and shall not be exceeded by Scheid unless approved in advance in writing by Heublein. Attached as EXHIBIT D is the Budget for the Development Property for the period December 1, 1995 through November 30, 1996, which has been approved by Heublein. The parties agree that this 1996 Budget, in the amount of $2,281,532 (excluding interest), is a maximum Budget for the Development Property and shall not be exceeded by Scheid unless approved in advance in writing by Heublein.
Similarly, the

Budget for each subsequent Farming Year, once approved by Heublein, shall be a maximum Budget and shall not be exceeded by Scheid unless approved in advance in writing by Heublein.

         4.7 THE PLAN. Attached as EXHIBIT D is the Plan, as prepared and submitted by Scheid, for the period commencing December 1, 1995 and ending November 30, 1996, which has been approved by Heublein. Each Plan shall set forth in detail for the Vineyards the following information with respect to the Farming Year in question:

                 (i) during the period of the redevelopment of the Development Property, a detailed description and schedule of the redevelopment work to be undertaken pursuant to the Development Plan;

                (ii) the approximate amount and timing of irrigation which Scheid expects to undertake under normal conditions;

               (iii) the approximate amount and types of nitrogen-containing fertilizers and other nutrients which Scheid expects to apply, and the expected times of application;

                (iv) any significant change from pruning and vine training techniques followed by Scheid in the past and any specific plans for thinning;

                 (v) Scheid's proposed plan to control rodents and animals on the Properties, including deer and wild hogs;

                (vi) a description of proposed projects of major emphasis, proposed major changes not followed by Scheid in the past, and recommendations for capital improvements; and

               (vii) such other information as Heublein reasonably may request concerning viticultural practices which may be followed by Scheid.

         4.8 THE BUDGET. During the period of redevelopment of the Development Property, each Budget shall set forth in detail, as to each month, a reasonable estimate for the Farming Year in question, of the amount of each item constituting Development Costs to be incurred by Scheid in redeveloping the Development Property pursuant to the Development Plan. In addition, each Budget shall set forth, as to each month, a reasonable estimate of the amount of each of the items constituting Direct Farming Costs with respect to the Vineyards which shall be reimbursed under this Agreement by Heublein to Scheid. For purposes of this Agreement, the term "Direct Farming Costs" shall mean all ordinary and necessary direct farming expenses incurred by Scheid in providing the services and performing the duties and obligations required of Scheid under this Agreement, including but not limited to:

                 (i)    pruning, tying and suckering;

                (ii)    rodent control, fertilizing and chemical spraying;

               (iii)    irrigation power;

                (iv)    irrigation;

                 (v)    cultivation and vine trimming;

                (vi) vineyard, well and fence repair and maintenance, and general maintenance; and

               (vii)    harvest and delivery.

Direct Farming Costs shall NOT include Development Costs paid or incurred by Scheid for redeveloping the Development Property or amounts paid by Scheid for salaries, bonuses, vacation pay, insurance and other fringe benefits to its office and/or management personnel, or other similar overhead expenses. Those indirect farming expenses described in EXHIBIT E incurred by Scheid which relate to the performance by Scheid of its obligations under Section 4.2 of this Agreement ("Indirect Farming Costs") shall also be included in the Budget, but only to the extent provided in EXHIBIT E.

        4.9 PERFORMANCE OF OBLIGATIONS IN ACCORDANCE WITH PLAN AND BUDGET. Upon adoption of a Plan and a Budget by Scheid and Heublein in accordance with
Section 4.6, Scheid shall perform its obligations hereunder in accordance therewith. Once so adopted, the Plan and Budget shall not be modified or amended without Heublein's prior written consent.

        4.10 REPORTS BY SCHEID. Scheid agrees to supply to Heublein on or before December 31 of each year during the term hereof, a written report (the "Report") setting forth in reasonable detail for the Farming Year then ending the progress of the redevelopment of the Development Property and the major farming activities relating to fertilizer, irrigation, pesticides, yields, sugar contents and other significant farming matters with respect to the Vineyards, and to make available to Heublein or to Heublein's designated agent, all records for such Farming Year concerning the tasks described in Sections 4.7 and 4.8. The foregoing records also shall contain information concerning other significant viticultural practices followed by Scheid to the date of the Report and other related matters which Heublein reasonably may request from time to time during the term hereof.

        4.11 USE OF HEUBLEIN-OWNED RESIDENCES BY SCHEID. The parties agree that Scheid shall, during the term of this

Agreement only, have the use of two residences on the Properties (both located on the Sage Ranch) for the following purposes:

                 (i) Residence No. 1, the southerly most structure (approximately 2,800 sq. ft. including a basement and swimming pool), is to be used as a residence to be occupied by a Scheid employee.

                (ii) Residence No. 2, the northerly most structure (approximately 1,600 sq. ft.), is to be used by Scheid as an office.

Scheid will maintain such residences in good repair, and will return such residences to Heublein at the conclusion of this Agreement in the same condition, except for reasonable wear and tear, that they were in when this Agreement was executed. Scheid will pay all utility and normal maintenance costs related to these residences during the term of this Agreement. In addition, Scheid shall pay to Heublein in the manner described in Section 5.2 the monthly rent of $250 for residence No. 1 and $150 for Residence No. 2.

    5.   EXPENSE STATEMENTS AND PAYMENTS

         5.1 REIMBURSEMENT OF FARMING COSTS. In addition to paying Scheid the fees provided in Section 14 but subject to the provisions of Sections 4.6 and 4.8, Heublein shall reimburse Scheid for all Farming Costs incurred by Scheid as defined and described in Section 4.8.

         5.2 MONTHLY REQUIREMENT. On or before the fifth business day of each month, Heublein shall advance to Scheid an amount equal to (i) that month's approved Budget amount, less (ii) $400 as payment by Scheid for the two residences as described in Section 4.11, plus (iii) any unreimbursed out-of-pocket expenses which constitute Farming Costs reflected in an applicable Budget previously incurred by Scheid, and (iv) less any funds previously advanced by Heublein but not expended by Scheid in accordance with a previously received Budget Reconciliation (as defined below). On or before the twentieth calendar day of each month, Scheid shall deliver to the persons designated by Heublein (a) a written statement, properly coded in the format required by Heublein (a "Budget Reconciliation"), which shall include in detail, for the month just ended, the Farming Costs paid by Scheid, any such out-of-pocket expenses incurred by Scheid in excess of that month's advanced budget amount (but which are otherwise in accordance with the overall Budget for such year) and any such advanced funds not expended in that month (an example of the Budget Reconciliation is attached hereto as Exhibit G), and (b) during the period of redevelopment of the Development Property, a Budget Reconciliation which shall include in detail, for the month just ended, the Development Costs and any Development Loan Advances. It is acknowledged and understood that farming is subject to many variables (including weather) which may cause timing differences from month to month from the projections set forth in the Budget.

    6.   ACCESS TO INFORMATION

         6.1 WHAT SCHEID MUST MAKE AVAILABLE TO HEUBLEIN. Scheid agrees to provide to Heublein within the time periods described in this Agreement the notices, reports, statements, demands, requests, claims and inquiries described in Sections 3.6, 7.1 and 7.3, and the Reports described in Section 4.10. In addition, Scheid agrees to make available and supply to Heublein, following reasonable notice and during normal business hours, all information, documents, records and reports which Heublein reasonably may request in order to permit Heublein or its designated agents or accountants to verify or determine:

                 (i) any of the amounts, calculations or items set forth in any Budget or on any of the notices, reports (including the Reports), statements, demands or requests described or referred to in this Agreement;

                (ii) all expenditures under the Development Plan, and the payment of all subcontractors and suppliers engaged or used by Scheid;

               (iii) all Development Loan Advances and the uses to which such funds have been put;

                (iv)    all payments under the Development Loan;

                 (v) any of the viticultural practices employed by Scheid with respect to the Properties;

                (vi) compliance by Scheid with the terms and provisions of this Agreement and of the Development Loan Documents;

               (vii) that Scheid has, in full force and effect, all licenses and permits reasonably required to perform its duties and obligations hereunder;

              (viii) compliance with all Environmental Laws relating to the Properties or the performance of services hereunder;

                (ix) the accuracy and completeness of the records described in Section 7.1; and

                 (x) compliance by Scheid with all of the other provisions of this Agreement and any document executed pursuant to or in connection with this Agreement.

In addition, each year Scheid shall submit to Heublein Scheid's County Agricultural Permit Number and will permit Heublein and its Related Parties to have access to the agricultural chemical use information of Scheid through such permit number and other records of Scheid.

    7.   HAZARDOUS MATERIALS

         7.1 USE OF CHEMICAL, FERTILIZERS, ETC. Scheid shall keep and maintain, during the term of this Agreement, accurate and complete records of the amount, the time when used, the location of use, and the conditions under which used, with respect to each type of pesticide or weed control chemicals, agricultural fertilizers and/or other agricultural chemicals used by Scheid on, under, in or about the Properties, which records shall evidence Scheid's compliance with all Legal Requirements.

         7.2 HAZARDOUS MATERIALS. Except as specifically contemplated by the Development Plan and except for normal and customary pesticide and weed control chemicals, agricultural fertilizers and other agricultural chemicals used in accordance with the Plan and with all applicable Legal Requirements, and ordinary course use (in accordance with all applicable Legal Requirements) of gasoline, diesel and hydraulic and other petroleum fluids for the operation and maintenance of machinery and equipment, (a) Scheid shall not permit or suffer placement, storage, disposal or discharge of any Hazardous Materials on, under or at the Properties, (b) Scheid shall not erect, emplace or maintain any tank, vessel or container designed or suitable for holding Hazardous Materials on or about the Properties without the prior written consent of Heublein, which consent may be withheld or denied or made subject to conditions in the sole discretion of Heublein, and (c) if Scheid or any agent or contractor of Scheid proposes to store, discharge, apply, use, remove or dispose of any Hazardous Materials on, under, in or about the Properties, Scheid shall notify Heublein in writing at least ten (10) days prior to such activity, which notice shall set forth in detail the action which Scheid proposes to take to comply with the storage, discharge, application, use, removal or disposal of such Hazardous Materials in accordance with all applicable Legal Requirements.

         7.3 ENVIRONMENTAL NOTICES. Scheid shall promptly notify Heublein of and provide to Heublein a copy of the following environmental notices, claims and inquiries related to the Properties or the operations thereon: third party claims, notices of violation, notices to comply, citations, and reports filed pursuant to any Legal Requirement relating to underground tanks or Hazardous Materials.

    8.   TAXES

         8.1 REAL PROPERTY TAXES. Heublein shall pay directly prior to delinquency all real property taxes imposed on the Properties during the term of this Agreement by any authority having the direct or indirect power to tax.

         8.2 REIMBURSEMENT FOR IMPROVEMENTS. Scheid shall reimburse Heublein within ten (10) days after demand therefor (which demand shall be accompanied by a copy of the applicable property tax statement) for that portion of the real property taxes described in Section 8.1 which relate to the improvements made to the Development Property during the term of this Agreement, including, without limitation, improvements consisting of vines, trellises, irrigation systems, and the like. If such improvements are not separately assessed, Scheid's liability shall be an equitable proportion of the real property taxes for such improvements, such proportion to be determined by Heublein from the respective valuations assigned in the assessor's worksheets or such other information as may be reasonably available. Heublein's reasonable determination thereof, in good faith, shall be conclusive.

    9.   LIENS; DEVELOPMENT LOAN

         9.1 LIENS. Scheid agrees that it will pay or cause to be paid all costs of work done by it or caused to be done by it on the Properties which will or may result in a Lien on the Properties, and Scheid shall keep the Properties free and clear of all mechanics' liens and other Liens on account of work done by or for Scheid or Persons claiming under Scheid. If such Liens shall at any time be filed against any part of the Properties, then Scheid shall either cause such Lien to be discharged within ninety (90) days after the recording thereof, or if Scheid, in Scheid's discretion and in good faith determines that such Lien should be contested, then Scheid shall furnish a bond or other security as may be necessary or required to prevent any foreclosure proceedings against or other loss of the Properties (or any portion thereof) during the pendency of such contest; provided, however, that Heublein shall, upon demand, reimburse Scheid for the cost of any such bond or other security; provided further, that Heublein shall not be required to provide such reimbursement (or otherwise bear any cost or expense relating to such bond or other security) in the event that the sole reason that such Lien has not been released is the failure of Scheid or any of Scheid's Related Parties to pay the amount due to the holder of such Lien. If Scheid shall fail to furnish such bond or security, then in addition to any other right or remedy of Heublein resulting from Scheid's default, Heublein may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such Lien by giving security or a bond or in such other manner as is, or may be, prescribed by law; provided, however, that Heublein shall provide not less than two (2) business days notice to Scheid prior to making any such payment or otherwise procuring such discharge. Scheid shall reimburse and repay to Heublein, on demand, all sums disbursed or deposited by Heublein pursuant to the provisions of this Section 9, including all costs and expenses and reasonable attorneys' fees incurred by Heublein in connection therewith.

        9.2 POSTINGS. Should any claims of Lien be filed against any portion of the Properties or any action affecting title to any portion of the Properties be commenced, the party receiving notice of such Lien or action shall promptly give to the other party written notice thereof. Heublein and each of its representatives shall have the right to post and keep posted upon the Properties or any portion thereof notices of nonresponsibility or such other notices as Heublein may deem proper for the protection of Heublein's interest in the Properties. Scheid shall, before commencement of any work which might result in such Lien, give Heublein written notice of its intention to do so specifying the time of commencement of such work in sufficient time prior to such work to enable the posting of such notices.

        9.3 DEVELOPMENT LOAN. Notwithstanding anything to the contrary in this Agreement, Scheid shall not grant to the Lender or to any other Person any Lien which in any way affects the Properties or any portion thereof or any grapevines or other improvements thereon or any grapes grown thereon.

    10. TERM AND TERMINATION

        10.1 TERM. This Agreement shall become effective on December 1, 1995 and, unless sooner terminated in the manner provided in this Agreement, shall remain in effect until November 30, 2008 (the "Initial Term"). This Agreement shall continue in effect after November 30, 2008 on a year-to-year basis unless Heublein or Scheid gives notice of termination to the other on or before May 31, 2008, or thereafter on or before the 31st day of May of any year thereafter, in which event this Agreement shall terminate on the November 30 next following the giving of such notice. As used in this Agreement, the phrase "term of this Agreement" shall refer to the Initial Term and any extensions thereof pursuant to this Section 10.1, or if this Agreement is sooner terminated, to the period from December 1, 1995 until the date of such termination.

        10.2 EARLY TERMINATION BY HEUBLEIN WITHOUT CAUSE. In addition to the termination rights described in Section 10.3, in the event the Repayment Amount is paid or otherwise satisfied in full on or prior to the date of termination, Heublein shall have the right at any time after January 1, 2000, to cause this Agreement to be terminated on November 30, 2000, or on November 30th of any year thereafter, by giving notice of such termination no later than May 31st of the year during which such termination shall occur. If Heublein exercises such termination right, it shall pay to Scheid the Termination Fee described in
Section 14.4.

        10.3 TERMINATION. In addition to all other rights and remedies available to it, either party (the "Terminating Party") shall have the right to terminate this Agreement for cause, and, subject to Sections 10.5 and 15.14, all of the Terminating Party's obligations hereunder thereafter shall terminate, in the event any of the following occurs (each of which shall, subject to the provisions of Section 15.1, be deemed to constitute an event of default and breach of this Agreement on the part of the other party ("Other Party"):

                 (i) the Other Party breaches any material provision of this Agreement or any documents executed in connection herewith and (x) such breach remains uncured for a period of thirty (30) days following the Terminating Party's giving of written notice of such breach to the Other Party, or if any such breach shall not reasonably be susceptible of cure within such thirty (30) day period, then (y) the Other Party shall fail to take steps reasonably designed to cure such breach and such breach is not cured as expeditiously as reasonably possible;

                (ii) the Other Party becomes bankrupt or insolvent or a petition is filed seeking reorganization of the Other Party under the bankruptcy laws or any other applicable debtor's relief laws or statutes of the United States or of any state, or a receiver or assignee in bankruptcy is appointed for all or a substantial portion of the Other Party's assets, or all or a substantial portion of the Other Party's assets shall be condemned, seized, attached or appropriated;

               (iii) subject to the provisions of Section 15.1, the Other Party is voluntarily or involuntarily dissolved or proceedings are commenced therefor;

                (iv) subject to the provisions of Section 15.1, the Other Party is a party to a merger, consolidation or other form of reorganization in which the Other Party is not the surviving or resulting corporation;

                 (v) subject to the provisions of Section 15.1, the Other Party sells or transfers all or substantially all of its assets or foreclosure proceedings are instituted by any creditor of the Other Party with respect to a substantial portion of the Other Party's assets;

                (vi) if Heublein is the Terminating Party, an "event of default" (as described in the Development Loan Documents) shall occur and not be cured within any applicable cure period thereunder; provided, however, that if such event of default is a failure to make any payment to the Lender and Heublein shall have failed to pay the installment of the Repayment Amount corresponding to such payment prior to the end of any such cure period (or shall have failed to pay any other installment of the Repayment Amount due on or before the occurrence of such event of default and shall not have cured any such failure), such event of default shall not constitute an event of default for purposes of this Agreement;

               (vii) if Heublein is the Terminating Party, Alfred G. Scheid and members of his family, together, shall fail to beneficially own, directly or indirectly, at least 51% of the capital stock of Scheid; Scheid shall provide prompt written notice to Heublein of any such failure; or

              (viii) if Scheid is the Terminating Party, subject to the provisions of Section 15.1, Grand Metropolitan plc or its Affiliates shall fail to beneficially own, directly or indirectly, at least 51% of the capital stock of Heublein; Heublein shall provide prompt written notice to Scheid of any such failure.

Failure or delay on the part of a Terminating Party to exercise the termination rights described in this Section 10.3 shall not operate as a waiver of any such rights.

   10.4 TERMINATION UPON SALE, ETC. The parties understand that Heublein may sell all or a portion of the Properties owned by Heublein that are covered by this Agreement. In the event Heublein sells, leases or otherwise transfers the Properties or any portion thereof to any other Person (except to any Heublein Affiliate), then Heublein shall have the right at its option upon thirty (30) days prior written notice to Scheid to immediately terminate this Agreement with respect to the portion or portions of the Properties being sold, leased or transferred. Scheid also understands that the Murphy Ranch is leased by Heublein under the Murphy Ranch Lease. In the event that the Murphy Ranch Lease is not renewed or is terminated as to all or any portion of the Murphy Ranch property for any reason, then effective as of the date of such termination this Agreement shall terminate with respect to all or such portion of the Properties no longer leased by Heublein under the Murphy Ranch Lease. In the event of any such termination on or prior to November 30, 2004, Heublein shall pay to Scheid a Termination Fee determined pursuant to Section 14.4; provided, however, that Heublein shall not be required to pay any Termination Fee upon any lease termination or expiration as to the Murphy Ranch property.

   10.5 OBLIGATIONS UPON TERMINATION. The termination of this Agreement under any provision hereof shall not release either party from liability to the other for failure to perform the duties or obligations to the other party under this Agreement which are required to be performed prior to such termination. Upon any termination or expiration of this Agreement, Scheid shall:

                 (i) surrender and deliver to Heublein possession of the Properties and the residences;

                (ii) deliver to Heublein all materials and supplies, keys, and such other accountings, papers and records pertaining to the Properties as may be in Scheid's possession or under Scheid's control;

               (iii) assign to Heublein any and all rights of Scheid in any existing licenses and permits, if any, relating to the care, maintenance, development or operation of the Properties; and

Heublein shall pay: (w) to Scheid only that portion of the Management Fee theretofore earned by and payable to Scheid under this Agreement, prorated through the effective date of termination or expiration; (x) to Scheid, any unreimbursed Farming Costs theretofore incurred by Scheid and then owing hereunder in accordance with Section 5; (y) to Scheid and/or to the Lender on behalf of Scheid, the Repayment Amount in an amount sufficient to repay in full the Development Loan; and (z) to Scheid, any Termination Fee payable pursuant to
Section 14.4.

    11.  HAZARDS OF FARMING

         Scheid shall not be liable to Heublein for any failure to perform any of its duties or obligations hereunder, or for any loss or damage of any kind, so long as such failure to perform or loss or damage is the result of any Act of God or any normal hazard of farming, including, without limitation, rain, hail, heat, frost, drought, flooding, windstorm or other action of the elements, strike, work slow-down, worker unavailability, fire, truck, car, rail, labor, equipment or material shortage or unavailability, freight embargo, governmental action or any other cause beyond Scheid's reasonable control; but in such event Scheid shall take all reasonable measures within the constraints of the Plan and Budget to remove the disability, if possible, and resume full performance hereunder at the earliest possible date. If Scheid is prevented from performing its obligations hereunder in part or in full as a result of an occurrence set forth in this Section 11, it shall give prompt notice thereof in writing to Heublein, which notice shall specify the nature of such occurrence, the steps being taken and intended to be taken to remove the disability, and an estimate of the date when full performance will be resumed hereunder.

    12.  INSURANCE

         12.1 SCHEID TO PROVIDE INSURANCE. Scheid shall, at its expense, maintain throughout the term hereof the following insurance policies:

         A. CASUALTY. Insurance with respect to buildings and improvements of Heublein on the Properties, including but not limited to Residence No. l and Residence No. 2 as described herein and the improvements made pursuant to the Development Plan. The insurance shall provide protection against any peril included with the classification "Fire and Extended Coverage" together with coverage against vandalism and malicious mischief in the amount of $1,000,000.

         B. LIABILITY. Public liability and property damage insurance with endorsements which shall be reasonably satisfactory to Heublein, insuring Heublein and Scheid, their respective officers, directors, shareholders, employees, agents, and representatives, against any liability for accidents occurring on the Properties or for any injury or damage of any nature claimed to have resulted from or in any way be connected with the activities of the Person insured in connection with the operation of the Properties, in amounts not less than $1,000,000 for each occurrence and $1,000,000 combined single limit. Scheid shall also direct that its contractors or subcontractors employed or engaged in the development described in the Development Plan or in the other operations of the Properties carry liability insurance of the same type and in the same amounts, and shall require and maintain in its files, with copies sent to Heublein, written documentation of such coverage.

         C. WORKER'S COMPENSATION. Worker's compensation insurance insuring Scheid's employees engaged in the development described in the Development Plan or in the other operation of the Properties under this Agreement. Scheid shall also direct that its contractors or subcontractors employed in the development described in the Development Plan or in the other operations of the Properties carry worker's compensation insurance for the benefit of their employees, and shall require and maintain in its files, with copies sent to Heublein, written documentation of such coverage.

         12.2 GENERAL REQUIREMENTS. General requirements with respect to insurance are as follows:

         A. CONDUCT OF SCHEID. Scheid shall comply with all reasonable requirements of insurance carriers and shall use its reasonable best efforts to avoid committing any act which would result in cancellation of coverage or increase in premium.

         B. POLICY PROVISIONS. The insurance policies procured by Scheid and by its contractors and subcontractors shall:

                 (i) except for worker's compensation insurance, name Heublein and Scheid as insureds as their respective interests may appear and include an effective waiver by the carrier of all rights of subrogation against any named insured or such insured's interest in the Properties or the improvements thereon or any income derived from the Properties;

                (ii) provide that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by Heublein and Scheid of written notice thereof;

               (iii) be primary and noncontributing with any insurance that may be carried by Scheid; and

                (iv) be reasonably satisfactory to Heublein in all other respects.

         C. INSURANCE CERTIFICATES. Scheid shall furnish Heublein with insurance certificates or policies reasonably satisfactory to Heublein in substance and form as to the issuance and effectiveness of the foregoing insurance and the amount of coverage afforded by such insurance, including evidence of coverage as to Scheid's contractors and subcontractors as provided in this Section 12.

    13.  INDEMNITY

    Scheid shall indemnify and hold Heublein and each of Heublein's Related Parties harmless from all Damages arising out of the breach by Scheid of any of its obligations under this Agreement (other than the obligations of Scheid pursuant to the last sentence of Section 15.7).

    14.  FEES

    In consideration of the performance by Scheid of its obligations under this Agreement, Scheid shall receive the following fees:

         14.1  MANAGEMENT FEE.  A management fee (the "Management Fee") in an
amount equal to the annualized rate of $[    ]* for each acre of Farmed Acreage
of the Properties, as such Farmed Acreage may be modified from time to time by Heublein as provided in Section 4.1 and Section 10.4. The Management Fee shall be included in each Budget hereafter provided and shall be paid in monthly installments in the manner described in Section 5.2.

         14.2 FINANCING FEE. A financing fee (the "Financing Fee"), payable quarterly in arrears commencing with the quarter ending on April 5, 1996 and continuing thereafter for each quarter ending on each July 5, October 5,
January 5 and April 5 thereafter, in an amount equal to [     ]* ([    ]*)
per quarter times the average outstanding principal balance of the Development Loan during such quarter. In addition, a pro rata portion of the Financing Fee shall be paid by Heublein to Scheid for the partial period commencing on the date that the Development Loan Documents are executed and delivered and ending on April 5, 1996, and for any partial period ending on the date of repayment in full of the Development Loan. The Financing Fee shall be paid to Scheid no later than 15 days after the end of each quarter or partial period.

-------------------
*   Confidential Treatment Requested for Redacted Portion.

         14.3  CONSTRUCTION FEE.  A construction fee (the "Construction Fee")
in the amount of $[      ]*.  The Construction Fee shall not be paid by Heublein
but instead shall be drawn by Scheid under the Development Loan in equal
installments of $[     ]* with the first installment to be drawn on or after the
date of execution and delivery of this Agreement and the second installment to be drawn on December 2, 1996. The amount of the Construction Fee so drawn by Scheid shall be added to and become a part of the Repayment Amount to be paid by Heublein in the manner provided in Section 3.3. In the event that this Agreement terminates prior to November 30, 1997, then Scheid shall only be entitled to retain as a Construction Fee an amount equal to the LESSER of (x) the Construction Fee drawn by Scheid prior to such termination or (y) an amount equal to the product of:

                 (i)    $[     ]*; and

                (ii) a fraction the numerator of which is the number of days from December 1, 1995 until the date of such termination and the denominator of which is 731;

and Scheid shall promptly refund to Heublein the balance of any Construction Fee drawn by, but not entitled to be retained by, Scheid.

         14.4 TERMINATION FEE. In the event Heublein exercises the termination right described in Section 10.2, then on or before the date as of which such termination becomes effective, Heublein shall pay to Scheid a termination fee (the "Termination Fee") in the amount set forth in the following schedule for the corresponding date of termination, and in the event Heublein exercises a termination right described in Section 10.4, then on or before the date as of which such termination becomes effective, Heublein shall pay to Scheid a Termination Fee equal to the product of (i) the amount set forth below for the termination date set forth below that is closest in time to the effective date of such termination and (ii) the Termination Fraction (as defined below):

         Termination Date                   Amount
         ----------------                   ------

         November 30, 1996                 $[     ]*
         November 30, 1997                 $[     ]*
         November 30, 1998                 $[     ]*
         November 30, 1999                 $[     ]*
         November 30, 2000                 $[     ]*
         November 30, 2001                 $[     ]*
         November 30, 2002                 $[     ]*
         November 30, 2003                 $[     ]*
         November 30, 2004                 $[     ]*
         November 30, 2005 or thereafter    [     ]*

As used herein, "Termination Fraction" means a fraction of which the numerator is the number of acres of Farmed Acreage of the Properties as to which the Agreement is being terminated pursuant
-------------------------------------------------------------
* Confidential Treatment Requested for Redacted Portion.

to Section 10.4 and the denominator of which is 612. In the event of any Termination Fee or Termination Fees have been paid pursuant to a termination in accordance with Section 10.4, any Termination Fee thereafter payable pursuant to a termination in accordance with Section 10.2 shall be proportionately reduced. If this Agreement expires or terminates other than pursuant to Section 10.2 or
Section 10.4, no Termination Fee shall be payable to Scheid.

    15.  MISCELLANEOUS

         15.1  ASSIGNMENT.

               (i) Except as set forth in this Section 15.1, neither
    Scheid nor Heublein shall assign or transfer this Agreement or any interest herein or suffer any such assignment by operation of law to be made without the prior written consent of the other party.

               (ii) Scheid may without the consent of Heublein assign this Agreement to any wholly-owned subsidiary of Scheid if:

         A. such subsidiary shall assume in a writing reasonably satisfactory to Heublein all of Scheid's obligations hereunder; and

         B. Scheid shall fully guarantee such subsidiary's performance hereunder in a writing reasonably satisfactory to Heublein.

               (iii) Notwithstanding anything in this Agreement to the contrary and in addition to Heublein's termination rights set forth in
    Section 10, in the event Heublein shall sell, lease or otherwise convey all or a portion of the Properties (to a third party which is not an Affiliate of Grand Metropolitan plc), Heublein shall have the right to assign and transfer this Agreement to the purchasing, leasing or acquiring Person subject to the prior written approval of Scheid, which approval shall not be unreasonably withheld so long as (i) such Person assumes in a writing reasonably satisfactory to Scheid all of Heublein's obligations hereunder, and (ii) such Person has a net worth, determined in accordance with generally accepted accounting principles, of not less than $40,000,000, which net worth shall be demonstrated by evidence reasonably satisfactory to Scheid. In addition and notwithstanding anything in this Agreement to the contrary, Heublein shall have the right, without obtaining any consent or approval on the part of Scheid, to assign and transfer this Agreement to any Affiliate of Grand Metropolitan plc either directly or indirectly in connection with any reorganization or other transaction involving Heublein and one or more other Affiliates of Grand Metropolitan plc; provided that any such Affiliate assumes in a writing reasonably satisfactory to


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

    Scheid all of Heublein's obligations hereunder; and any direct or indirect dissolution, merger, consolidation or reorganization, or sale or transfer of assets, by or involving Heublein in connection with any such reorganization or other transaction shall not require the consent or approval of Scheid or constitute a breach or default by Heublein under this Agreement. Effective as of the date of any such assignment and transfer by Heublein, (i) Heublein shall be relieved of all further obligations of Heublein under or relating to this Agreement, and (ii) such Person or Affiliate shall thereafter be bound by and have all of the rights and obligations of Heublein under this Agreement. Heublein shall continue to have the benefit of all indemnifications provided under this Agreement notwithstanding any such assignment or transfer. In connection with any such assignment or transfer by Heublein, Heublein shall have the right to replace the Letter of Credit posted by Heublein with a Letter of Credit issued on behalf of the assignee or transferee (or its Related Parties) in substantially the same form and in the amount of the Letter of Credit then posted by Heublein; provided that such replacement Letter of Credit shall be acceptable to the Lender. Scheid shall cooperate with Heublein with respect to any such replacement of Heublein's Letter of Credit.

         15.2 COMPLIANCE WITH LEGAL REQUIREMENTS. Scheid shall comply in all material respects with all Legal Requirements applicable to Scheid or its performance hereunder or to the Properties including, without limitation, zoning ordinances, building codes and requirements of local, state and federal environmental laws, rules and regulations. Scheid and Heublein shall cooperate in obtaining all necessary permits and approvals relating to the redevelopment of the Development Property and to the use of the Properties as vineyards. Scheid shall also become knowledgeable of the requirements of California Proposition 65 (Safe Drinking Water and Toxic Enforcement Act of 1986), including the continually updated list of chemicals and substances which pose a significant risk of cancer or reproductive toxicity via ground water, food, environment, occupational or other contamination. The use of any such prohibited substance without advance written approval of Heublein shall be an immediate and material breach of this Agreement and Heublein may, in addition to any other available remedies, terminate this Agreement immediately.

         15.3 RESTRICTIONS ON SCHEID. Scheid shall not place the Properties under any agricultural program offered by a governmental agency or negotiate or enter into any labor agreement which would be binding upon Heublein or the Properties.

         15.4 INTERPRETATION. Each of the parties agrees that it has reviewed and revised this Agreement and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any revision or addendum


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

hereto. In this Agreement captions of the sections and paragraphs are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions hereof. Unless otherwise specified, all references to sections and exhibits are to this Agreement.

         15.5 LABOR AND EQUIPMENT. Scheid shall be solely responsible for selecting and hiring its own employees and contractors and for their supervision, direction and control. Moreover, with respect to its employees, Scheid shall be solely responsible for setting wages, benefits, hours and working conditions; for furnishing, during the entire period of this Agreement, workers' compensation insurance coverage; for paying wages and social security; for paying unemployment insurance and disability insurance contributions; and for withholding taxes. It is specifically agreed that Heublein shall not be responsible for any of the undertakings set forth in this Section 15.5 relative to Scheid's employees or contractors.

         15.6 SOLE AGRICULTURAL EMPLOYER. Scheid acknowledges and agrees that Scheid is the sole agricultural employer of persons engaged to perform agricultural services pursuant to this Agreement. In performing its duties and obligations under this Agreement, Scheid shall direct the operation of its labor and equipment in all respects and shall determine the method, means and manner of its performance.

         15.7 ENGAGEMENT OF OTHERS. Scheid may contract with other Persons to furnish portions of the services required of Scheid under this Agreement. Scheid shall remain fully liable and responsible to Heublein for the adequacy of any such services. It shall be the responsibility of Scheid to assure Heublein that Scheid and any labor contractors employed by Scheid are in full compliance with the Federal Migratory and Seasonal Worker Protection Act and all laws regulating employees and labor contractors and that all registration and licensing requirements have been met. Scheid, at its sole expense and without any reimbursement from Heublein, shall handle all labor difficulties, labor disputes, union organizing activities, actual or alleged violations of labor Legal Requirements and other labor issues of whatever nature arising out of or relating to Scheid's or any of its subcontractors' hiring or use, or failure to hire or use, any Persons or group of Persons in connection with the services to be performed by Scheid pursuant to this Agreement.

         15.8 DELIVERY OF STATEMENTS, NOTICES, ETC. All statements, notices, demands and requests which are required to be sent or permitted to be given to another party under this Agreement shall be in writing, and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with written confirmation of receipt), or (c) received by the addressee, if sent by U.S. mail or by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such


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

other addresses and telecopier numbers as a party may designate by notice to the other party):

    HEUBLEIN:

         President, Heublein Wines Group
         Heublein, Inc.
         21468 8th Street East
         Sonoma, CA  94573
         Telecopier No. (707) 938-4986

         With a copy to:

         General Counsel
         Heublein, Inc.
         450 Columbus Blvd.
         Hartford, CT 06013-1800
         Telecopier No. (860) 702-4032

    SCHEID:

         Alfred G. Scheid
         Scheid Vineyards and Management Co.
         13470 Washington Boulevard, Suite 300
         Marina del Rey, CA 90292
         Telecopier No. (310) 301-1569

         With a copy to:

         Kurt Gollnick
         Scheid Vineyards and Management Co.
         1972 Hobson Avenue
         Greenfield, CA 93927
         Telecopier No. (408) 385-0136

         15.9 ARBITRATION OF DISPUTES. The parties will attempt to settle any dispute in a mutually agreeable manner. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, that is not settled by the parties, shall be determined by arbitration in San Francisco, California (or such other location in California as the parties may agree upon) before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Heublein and Scheid agree as follows with respect to any arbitration initiated hereunder:

                 (i) there shall be no discovery prior to the arbitration initiated hereunder;

                (ii) oral presentations to the arbitrator shall be limited to a total of four hours for Heublein and four hours for Scheid;


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

               (iii) any briefs or legal memoranda submitted to the arbitrator shall not exceed fifty (50) pages in length; and

                (iv)    the arbitrator shall enter its decision within seven
    (7) days of the completion of oral presentations to it.

Nothing in this Section 15.9 will prevent either party from resorting to judicial proceedings if interim resort to a court is necessary to prevent serious and irreparable harm or injury to a party or to others.

         15.10 ATTORNEYS' FEES AND COSTS. If an arbitration or other legal action or proceeding is brought for the enforcement of this Agreement or because of any alleged dispute, breach, default or misrepresentation in connection with the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that arbitration, action or proceeding in addition to any other relief to which such party may be entitled.

         15.11 RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement shall be deemed or construed by the parties or by a third Party to create the relationship of principal and agent or of Partnership or of joint venture or of any association between Heublein and Scheid, and neither shall any of the provisions contained in this Agreement nor any act of the parties be deemed to create any relationship between Heublein and Scheid, other than the relationship of independent contractor.

         15.12 SEVERABILITY. If any part or parts of this Agreement are found to be illegal or unenforceable, the remainder shall be considered severable, shall remain in full force and effect, and shall be enforceable.

         15.13 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with, and subject to the laws of the State of California.

         15.14 SURVIVAL OF COVENANTS. The covenants set forth in Sections 6, 7, 8.2, 9.1, 10.5, 13 and 15 of this Agreement are intended to and shall survive termination of this Agreement.

         15.15 ACCESS BY HEUBLEIN. Heublein and its Related Parties shall, at all times, have right to access to the Properties covered by this Agreement.

         15.16 WAIVER. Except as otherwise expressly provided herein, the rights and remedies of the parties with respect to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

         15.17 ENTIRE AGREEMENT AND MODIFICATION. This Agreement (together with the exhibits hereto) supersedes all prior agreements between the parties with respect to the subject matter hereof and constitutes a complete and exclusive statement of the terms of the agreements between the parties with respect to the subject matter hereof. This Agreement may not be amended or terminated except by a written agreement executed by the parties hereto.


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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       HEUBLEIN, INC.


                                       By:  /s/ James A. Beckman
                                            ----------------------------------

                                            Its:  Vice President
                                                 -----------------------------


                                       SCHEID VINEYARDS AND MANAGEMENT CO.


                                       By:  /s/ Alfred G. Scheid
                                            ----------------------------------
                                            Its:  President
                                                 -----------------------------


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